PCS EDVENTURES ANNOUNCES CLEVELAND LAB INSTALLATIONS

           Boise, Idaho - May 10, 2005 - PCS Edventures (OTCBB: PCSV-News) today announced the sale of its BrickLab( and ERC Robotics packages into
multiple sites within the Cleveland School District.   PCS Learning Labs are
being deployed in 22 afterschool sites servicing K-12 graders and into 12 elementary schools as part of the Ohio Reads program. The Bricklab( and the ERC are both components of the PCS comprehensive technological literacy solution that takes students from technology basics to advanced engineering and robotics competence.

           Rob Smith, Regional Sales Manager for SIMC Training Systems, said "The PCS learning programs are an extraordinary value for schools seeking both technological literacy solutions as well as exciting hands-on programs that
emphasize core academics such as literacy and mathematics.   We have worked
closely with the Cleveland School District over the years, and recognized this program would be an excellent solution for their needs. We expect this program to continue to expand with additional sites in September of this year."

           Robert Grover, PCS Executive Vice President, said "We couldn't be more pleased at the reception of our programs into the Cleveland School Systems and with our growing relationship with SIMC who represents us
throughout Ohio.   This was a unique package that included offerings from all of our major manipulative partners including MegaBloks(, LEGO(, and K'NEX(
Education.   Although not our single largest order for BrickLab units, this project required us to significantly ramp up our production schedule with MegaBloks( which we are very pleased with."

About PCS Edventures!

           PCS Edventures! is the recognized leader in design, development and delivery of project based learning labs to the K-14 market worldwide. It has sold and installed more than 2,500 hands-on, Engineering, Robotics & Science labs at public and private schools, pre-schools, Boys & Girls Clubs, YMCAs, and other after-school programs in all 50 states in the U.S., as well as sites in 12 countries Internationally. The Labs are supported by Edventures! OnLine, which is an Internet-based and accessed program available in multiple languages, through its curriculum, communication, assessment capabilities, and online community features. This site can be accessed from the Labs or from the home. Additional information is at www.edventures.com.

Contact Information:

Financial Contact: Christina M. Vaughn 1.800.429.3110 X 101, cvaughn@pcsedu.com

Investor Contact: Anthony A. Maher 1.800.429.3110 X 102, tmaher@pcsedu.com

Web Site: www.edventures.com